UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 30, 2015

Adaptive Medias, Inc.

(Exact name of registrant as specified in its charter)

000-54074

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

16795 Von Karman Ave., #240

Irvine, CA 92606

(Address of principal executive offices)

949-525-4466

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 30, 2015, Bruce Wiseman resigned as director of Adaptive Medias, Inc., a Nevada corporation (the “Company”). There are no disagreements between Mr. Wiseman and the Company on any matter relating to the Company’s SEC filings, accounting, operations, policies or practices. A copy of Mr. Wiseman’s letter of resignation is filed herewith as Exhibit 99.1.

Effective as of March 30, 2015, Mark Lambert resigned as director and Chairman of the Audit Committee of the Board of Directors of the Company. There are no disagreements between Mr. Lambert and the Company on any matter relating to the Company’s SEC filings, accounting, operations, policies or practices. A copy of Mr. Lambert’s letter of resignation is filed herewith as Exhibit 99.2.

Effective as of March 30, 2015, Jim Waltz was appointed director of the Company. Mr. Waltz, 45, has been serving as Acting Chief Operating Officer of the Company since January 2015. Since August 2010, Mr. Waltz has served as the Chief Executive Officer of Beanstock Media, a leading advertising-technology company, where he heads business strategy and execution using his hands-on knowledge of the inner workings of the technology and his strategic vision of the ad serving and ad network worlds to connect consumers with rich, engaging and relevant interactive ad content. Prior to joining Beanstock Media, Mr. Waltz held senior positions, including President of Traffic MarketPlace, Chief Executive Officer of AdModus and Vice President of Sales at DoubleClick. Because of his extensive experience in strategic and operational leadership with an emphasis in technology companies, we determined that Mr. Waltz should be appointed to the Board of Directors.

In exchange for his services as director, Mr. Waltz shall receive annual compensation in the form of (i) $80,000, (ii) 48,000 shares of restricted stock and (iii) an option to purchase 24,000 shares of the Company’s common stock, issued under the Company’s Amended and Restated 2010 Stock Incentive Plan, at an exercise price of $2.25 per share.

Mr. Waltz does not have any family relationships with any officers or directors of the Company and has not had any transactions with the Company since January 1, 2014 through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Effective as of March 30, 2015, Norman Brodeur was appointed director of the Company. Mr. Brodeur, 43, is a beneficial owner of greater than ten percent of the Company’s outstanding shares of common stock and has served as a consultant to the Company since October 2014 (as described below). Mr. Brodeur has been a Managing Partner at WNA Venture Capital since 2003 and has extensive experience in the financial services industry and investment banking. Mr. Brodeur specializes in developing partnerships with emerging growth companies, with a focus in digital media, entertainment and disruptive technologies. Because of his experience with emerging growth digital media companies, we determined that Mr. Brodeur should be appointed to the Board of Directors.

In exchange for his services as director, Mr. Brodeur shall receive annual compensation in the form of (i) $192,000, (ii) 48,000 shares of restricted stock and (iii) an option to purchase 24,000 shares of the Company’s common stock, issued under the Company’s Amended and Restated 2010 Stock Incentive Plan, at an exercise price of $2.25 per share.

Mr. Brodeur does not have any family relationships with any officers or directors of the Company.

On July 15, 2014, Mr. Brodeur acquired beneficial ownership of 4,528,223 shares of the Company’s common stock, representing greater than ten percent of the Company’s issued and outstanding shares, pursuant to a certain Stock Purchase Agreement, as amended (the “Agreement”), by and among the Company, OneScreen, Inc., a Delaware corporation (“OneScreen”), Media Graph, Inc., a Nevada corporation and OneScreen’s spun-off former subsidiary (“Media Graph”), and the shareholders of Media Graph as set forth on Exhibit A thereto (the “Selling Shareholders”), whereby the Company acquired certain assets of OneScreen in exchange for 5,000,000 shares of the Company’s common stock, which were allocated among the Selling Shareholders. As a result of the transaction,  OneScreen Partners, Inc., OneScreen Partners B, Inc., OneScreen Inc., VSIP, Inc., Vidshadow Partners, Inc. and WNA Technologies, Inc. (each, a “Brodeur Entity”) received an aggregate of 4,528,223 shares of the Company’s common stock. As principal executive officer of each of the Brodeur Entities, Mr. Brodeur has voting and investment control over such shares. A copy of the Agreement is filed with the Current Report on Form 8-K filed with the SEC on July 17, 2014.

On October 1, 2014, the Company entered into a Consulting Agreement with Mr. Brodeur, pursuant to which Mr. Brodeur provides management and business consulting services, primarily in connection with identifying and evaluating prospective strategic business opportunities and alliances and managing prospective investor relations in exchange for a fee of $16,000 per month. The parties terminated the agreement as of March 30, 2015.

Other than as described above, Mr. Brodeur has not had any transactions with the Company since January 1, 2014 through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On April 3, 2015, the Company issued a press release announcing the changes to its Board of Directors discussed in Item 5.02 above. A copy of the press release is filed herewith as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1 99.2 99.3	Letter of Resignation from Bruce Wiseman, effective March 30, 2015 Letter of Resignation from Mark Lambert, effective March 30, 2015 Press Release dated April 3, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2015	ADAPTIVE MEDIAS, INC.

/s/ Omar Akram
Omar Akram President and Chief Financial Officer